Exhibit 99.1

Cascade Microtech Announces Preliminary Third Quarter 2007 Financial Results

Beaverton, OR–October 3, 2007–Cascade Microtech, Inc. (Nasdaq: CSCD) today announced its preliminary results for the third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 is expected to be in the range of $21.4 – $21.6 million and loss per share for the third quarter is expected to be in the range of $(0.02) – $(0.04) per share. The Company previously provided guidance for the third quarter of 2007 on July 24, 2007 for revenue of $23.0 – $25.0 million and diluted earnings per share of $0.01-$0.06.

The revenue shortfall was caused by lower than expected systems shipments in the Company’s Engineering Products Division. Certain expected systems orders have been delayed and shipment dates of certain orders have been pushed out to later quarters. The Company typically books and ships a large portion of its revenue during the quarter. A systems order or shipment delay can significantly affect the revenue and operating results for the quarter due to their larger size. Production Products Division revenue was up sequentially with an increase in probe card shipments but Gryphics product revenue was lower than expected and only up slightly from the second quarter. The earnings shortfall is primarily due to the lower revenue and the related lower gross margin.

Eric Strid, CEO stated, “Our Engineering Products Division experienced some system order delays and push outs in the third quarter. Our overall systems bookings were lower than expected for the third quarter and our systems book to bill ratio was below one. The slow-down in activity is occurring in all regions and with all types of major customers. We do not appear, however, to be losing orders to the competition and we are not experiencing cancellations.”

The Company has not yet completed the preparation of its third quarter financial statements. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the third quarter financial statements, there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release.

Cascade Microtech will release financial results for its third quarter ended September 30, 2007 at approximately 4 p.m. EST, on Tuesday, October 23, 2007. The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) that same afternoon to discuss these results, along with business highlights and outlook.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay (available after 7 p.m. EST) dial 888-286-8010 Pass code: 39602458; International: 617-801-6888.)

Forward-Looking Statements

The statements in this release that are not strictly historical in nature are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Investors should be aware that the Company has not yet completed the preparation of its third quarter financial statements. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the third quarter financial statements there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release. The Company should not be considered to be under any obligation or course of conduct in the future to issue revisions to previously issued financial information as a result of its decision to provide preliminary financial results for the third quarter. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Contact:

Cascade Microtech, Inc.

Steven Sipowicz 503-601-1000

Liz Foster 503-601-1000